Exhibit 99.1

PRESS RELEASE

Da-Lite Screen Company Announces Commencement of Tender Offer for Cash and

Consent Solicitation for its 12  1/2% Senior Notes Due 2015 and Notice of Change of Control

Tender Offer and Consent Solicitation

Da-Lite Screen Company, Inc. (“Da-Lite”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 12  1/2% Senior Notes due 2015 (the “Notes”) and a solicitation of consents to certain proposed amendments to the indenture (the “Indenture”) governing the Notes. The proposed amendments would eliminate substantially all of the restrictive covenants and certain event of default provisions in the Indenture.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on April 29, 2011. The Tender Offer is scheduled to expire at 8:00 a.m., New York City time, on May 16, 2011.

Holders who validly tender their Notes and provide their consents to the proposed amendments to the Indenture before 5:00 p.m., New York City time, on April 29, 2011, will be eligible to receive $1,186.25 for each $1,000 principal amount of Notes not validly withdrawn (which includes a consent payment of $30.00 per $1,000 principal amount of Notes). During the consent solicitation period, holders may not tender their Notes pursuant to the Tender Offer without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the expiration of the consent solicitation.

Holders who validly tender their Notes after the expiration of the consent solicitation and before 8:00 a.m., New York City time, on May 16, 2011, will be eligible to receive $1,156.25 for each $1,000 principal amount of Notes not validly withdrawn.

As of the date of this release, the Company has received indications from the beneficial holders of approximately 45% of the Notes that they intend to validly tender their Notes and deliver consents to the proposed amendments.

Change of Control Offer

As previously announced, on April 15, 2011, Da-Lite completed its merger with DLI Acquisition Corporation (“Newco”), an Indiana corporation and a wholly owned subsidiary of Milestone Holding Corporation, a Delaware corporation (“Buyer”), and became a wholly owned subsidiary of Buyer. The merger was effected pursuant to the Agreement and Plan of Merger by and among Da-Lite, Buyer, Milestone AV Technologies LLC, a Delaware limited liability company (“Milestone”), Newco and DL Shareholder Representative, LLC, a Texas limited liability company, as Shareholders Representative. Milestone is a party to the Merger Agreement solely for purposes of guaranteeing certain obligations of Buyer and Newco.

The merger constituted a Change in Control of Da-Lite under the terms of the Indenture. The Indenture therefore requires that Da-Lite offer to purchase for cash any and all Notes at a purchase price equal to 101% of the principal amount of Notes, plus accrued but unpaid interest (a “Change in Control Offer”). Accordingly, Da-Lite is also announcing a Change in Control Offer that is separate from the Tender Offer described above. The Change in Control Offer will expire at 8:00 a.m., New York City time, on May 16, 2011. Notes tendered into the Change in Control Offer may not be tendered into the Tender Offer, and Notes tendered into the Tender Offer may not be tendered into the Change in Control Offer. The consideration for any Notes tendered in the Change of Control Offer will be less than the consideration offered for any Notes tendered in the concurrent Tender Offer and consent solicitation.

Da-Lite notes that in addition to the Tender Offer, consent solicitation and Change of Control Offer, its previously commenced free cash flow offer made pursuant to Section 4.20 and 3.08 of the Indenture (the “Free Cash Flow Offer”) to purchase up to $5.72 million principal amount of the Notes at an offer price in cash equal to 103% of principal amount of Notes being repurchased is schedule to expire on April 29, 2011.

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The complete terms and conditions of the Tender Offer and consent solicitation are described in the Offer to Purchase for Cash, Consent Solicitation Statement and Notice of Change of Control dated April 18, 2011 (the “Statement”), copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

Da-Lite has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).

For further information from Da-Lite contact:

Troy Peifer

(952)-277-3915

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The offers relating to the Notes are made only by the Offer to Purchase for Cash, Consent Solicitation Statement and Change in Control Notice dated April 18, 2011.

This announcement contains forward-looking statements. All statements, other than statements of historical facts included in this announcement that address activities, events or developments that Da-Lite expects or anticipates to occur in the future are forward-looking statements. These statements are based on Da-Lite’s current expectation and involve risks and uncertainties that could cause Da-Lite’s actual results to differ materially. All forward-looking statements included in this announcement are based on information available to Da-Lite on the date of this announcement. Da-Lite undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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